UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2005

FLOWSERVE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New York	1-13179	31-0267900
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5215 N. O'Connor Blvd., Suite 2300, Irving, Texas	75039
(Address of Principal Executive Offices)	(Zip Code)

(972) 443-6500
Registrant's telephone number, including area code:

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

Flowserve Corporation (the “Company”) has entered into a Separation and Release Agreement with C. Scott Greer. Pursuant to the agreement, Mr. Greer resigned as the Company’s Chairman, President and Chief Executive Officer and as a Director effective at the end of April 4, 2005. For the period from April 5, 2005, through June 30, 2005, Mr. Greer will continue as an employee of the Company performing such duties as reasonably requested by the Company’s Board of Directors.

Provided that Mr. Greer executes a release of claims against the Company, the Company will pay Mr. Greer $810,000 as a transition allowance. The Company will cause all options and restricted stock held by Mr. Greer and subject to vesting after June 30, 2005 and on or before July 17, 2005 to become vested on June 30, 2005 and cause the options held by him generally to remain exercisable until December 31, 2006. The Company also will provide Mr. Greer with a furnished office, along with telephone and computer service, and secretarial support for the period beginning April 5, 2005, and ending June 30, 2006 and with reimbursement for certain transition-related fees in an amount not exceeding $25,000.

The Company has also entered into an agreement with Kevin E. Sheehan, who commenced service as the Company’s Interim Chairman, President and Chief Executive Officer effective as of the close of business on April 4, 2005. Pursuant to that agreement, Mr. Sheehan will perform all the duties of those offices on an interim basis until such time as a permanent successor Chief Executive Officer is elected by the Board and takes office.

Mr. Sheehan will be compensated for days worked at the effective rate of $6,292 per day. Mr. Sheehan will not be awarded Company annual incentive plan nor long term plan eligibility. However, he will receive an award of options or restricted stock equivalent to that which he would have received as an independent Director on the same day that the independent Director awards are made. Mr. Sheehan will not participate in the Company’s pension or 401(k) savings plans. Mr. Sheehan also will not participate in the Company’s disability or health care programs, but he will be reimbursed for the cost of his own disability and health care coverage. Mr. Sheehan will be reimbursed for appropriate living and travel expenses to and from his home in Indianapolis to the Dallas headquarters of the Company during his interim service period.

Item 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment ofPrincipal Officers.

As described in Item 1.01 of this Current Report on Form 8-K, effective at the end of April 4, 2005, Mr. Greer resigned as the Company’s Chairman, President and Chief Executive Officer and as a Director and Mr. Sheehan was appointed as the Company’s Interim Chairman, President and Chief Executive Officer.

Mr. Sheehan, 59, has been a Director of the Company since 1990 and most recently served as the Chairman of the Corporate Governance & Nominating Committee and member of the Finance Committee. He is a General Partner of CID Equity Partners, a venture capital firm, concentrating on early-stage and high-growth entrepreneurial companies and has been a partner at CID Equity Partners since January 1994. Before joining CID Equity Partners, Mr. Sheehan was employed by Cummins Engine Company, a manufacturer of diesel engines and related components, for 22 years. He served there as Vice President-Computer Systems and Telecommunications from 1980 to 1983; Vice President-Worldwide Parts and Service from 1983 to 1986; and Vice President-Components Group from 1986 to 1993.

The information set forth in Item 1.01 of this Current Report on Form 8-K with respect to Mr. Sheehan’s agreement is incorporated by reference herein.

Item 8.01     Other Events.

On April 4, 2005, the Company issued a press release announcing Mr. Greer’s resignation and Mr. Sheehan’s appointment. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01     Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description

Exhibit 99.1	Press release, issued by Flowserve Corporation on April 4, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOWSERVE CORPORATION

Dated:	April 6, 2005	By:	/s/ Ronald F. Shuff

Ronald F. Shuff Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 99.1	Press release, issued by Flowserve Corporation on April 4, 2005.